Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement on Form S-3 pertaining to the Fauquier Bankshares, Inc. Dividend Reinvestment and Stock Purchase Plan of our report dated January 23, 2004, relating to the consolidated balance sheets of Fauquier Bankshares, Inc. and subsidiaries as of December 31, 2003 and 2002 and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the years ended December 31, 2003, 2002 and 2001 appearing in the annual report on Form 10-K of Fauquier Bankshares, Inc. for the year ended December 31, 2003.

/s/ Yount, Hyde & Barbour, P.C.
Winchester, Virginia

May 20, 2004